Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 22, 2022, with respect to the consolidated and combined financial statements of Quality Gold, Inc., Subsidiaries and Affiliates included in the registration statement and proxy statement/prospectus. We consent to the use of the aforementioned report in the Registration Statement and proxy statement/prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

February 10, 2023